Contact: Michele Harrison
Vice President, Investor Relations (314-984-4966)

Panera Bread Company Reports Q1 2012 diluted EPS of $1.40, up 28%

HIGHLIGHTS
- Q1 2012 Company-owned comparable net bakery-cafe sales up 7.5%
- Q1 2012 Revenue increased 18% to $499 million
- Q2 2012 EPS target set at $1.40 to $1.43 (up 19% to 21% versus Q2 2011)
- FY 2012 EPS target increased to $5.58 to $5.63 (up 23% to 24% versus FY 2011)

St. Louis, MO, April 24, 2012 - Panera Bread Company (Nasdaq: PNRA) today reported net income of $41 million, or $1.40 per diluted share, for the fiscal first quarter ended March 27, 2012. The first quarter of fiscal 2012 results compare to net income of $33 million, or $1.09 per diluted share, for the fiscal first quarter ended March 29, 2011, and represent a 28% year-over-year increase in diluted earnings per share.

The Company's first quarter of fiscal 2012 consolidated statements of comprehensive income and margin analyses are attached as Schedule I. The following table sets forth, for the periods indicated, certain items included in the Company's consolidated statements of comprehensive income (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage Change
	March 27, 2012	March 29, 2011

Total Revenue	$498,579	$422,100	18%
Net Income	$41,184	$32,774	26%
Diluted earnings per share	$1.40	$1.09	28%
Shares used in diluted EPS	29,458	30,160

First Quarter Fiscal 2012 Results and Business Review

Comparable Net Bakery-Cafe Sales Growth

In the first quarter of fiscal 2012, Company-owned comparable net bakery-cafe sales increased 7.5%, franchise-operated comparable net bakery-cafe sales increased 5.2%, and system-wide comparable net bakery-cafe sales increased 6.3% compared to the comparable period in fiscal 2011. Two year Company-owned comparable net bakery-cafe sales increased 10.8%, two year franchise-operated comparable net bakery-cafe sales increased 8.6%, and two year system-wide comparable net bakery-cafe sales increased 9.6%.

The Company-owned comparable net bakery-cafe sales increase of 7.5% in the first quarter of fiscal 2012 was comprised of year-over-year transaction growth of 2.1% and average check growth of 5.4%. Average check growth was comprised of retail price increases of approximately 3.5% and positive mix impact of approximately 1.9%. This comparable net bakery-cafe sales increase included approximately 200 basis points of favorable year-over-year weather impact. A schedule of comparable net bakery-cafe sales information is attached as Schedule III.

New Unit Development and AWS

During the first quarter of fiscal 2012, the Company opened seven new bakery-cafes and its franchisees opened 15 new bakery-cafes. As a result, there were 1,562 bakery-cafes open system-wide as of March 27, 2012. Additionally, subsequent to the first fiscal quarter, on March 28, 2012, the Company completed the purchase of substantially all the assets and certain liabilities of 16 bakery-cafes from its Raleigh-Durham, North Carolina franchisee.

	Company-owned	Franchise-operated	Total System
Bakery-cafes as of December 27, 2011	740	801	1,541
Bakery-cafes opened	7	15	22
Bakery-cafes closed	(1)	—	(1)
Bakery-cafes as of March 27, 2012	746	816	1,562

Average weekly sales (“AWS”) for Company-owned new units through the first quarter of fiscal 2012 were $51,331 compared to $49,551 in the same period of fiscal 2011. AWS for franchise-operated new units through the first quarter of fiscal 2012 were $47,982 compared to $45,532 in the same period of fiscal 2011. A schedule of the first quarter of fiscal 2012 AWS is attached as Schedule II.

Operating Margin

In the first quarter of fiscal 2012, the Company generated operating margin improvement of approximately 90 basis points compared to the first quarter of fiscal 2011. This operating margin improvement was driven by improved bakery-cafe margins and lower general and administrative expenses related to long term compensation expenses. These improvements were partially offset by lower margins in fresh dough and other product sales to franchisees resulting from higher year-over-year wheat costs.

Second Quarter of Fiscal 2012 Outlook

Second Quarter of Fiscal 2012 Targets

Diluted EPS Target

For the second quarter of fiscal 2012, the Company is targeting earnings per diluted share of $1.40 to $1.43 versus $1.18 per diluted share in the second quarter of fiscal 2011. If the Company meets this target, diluted earnings per share would grow 19% to 21% in the second quarter of fiscal 2012 versus the comparable period in fiscal 2011.

The second quarter of fiscal 2012 diluted earnings per share target includes the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The range for the Company's second quarter of fiscal 2012 Company-owned comparable net bakery-cafe sales growth over the comparable period in fiscal 2011 is targeted at 4.5% to 5.5%. The second quarter of fiscal 2012 target assumes 0.0% to 0.5% transaction growth and average check growth of approximately 4.5% to 5.0%, consisting of a year-over-year price increase of approximately 3.0% and mix impact on check growth of 1.5% to 2.0%. Company-owned comparable net bakery-cafe sales growth for the first twenty-seven days of the second quarter of fiscal 2012 was 5.2%.

Operating Margin Target

In the second quarter of fiscal 2012, the Company anticipates its operating margin will improve by 25 to 50 basis points on a year-over-year basis.

Updated Full Year Fiscal 2012 Outlook

Diluted EPS Target

The Company is now targeting fiscal 2012 earnings per diluted share of $5.58 to $5.63. If the Company meets its target, it would generate diluted earnings per share growth of 23% to 24% in fiscal 2012 compared to fiscal 2011 earnings per diluted share. This earnings target includes the $0.02 to $0.03 favorable impact from its acquisition of the Raleigh-Durham market. The increase in the Company's diluted earnings per share target reflects higher than expected bakery-cafe net sales and improved operating margins.

Fiscal 2011 earnings per diluted share includes a $5.0 million one-time legal settlement charge taken in the fourth quarter of fiscal 2011. Excluding this one-time charge, target fiscal 2012 diluted earnings per share growth would be 20% to 21%.

This full year fiscal 2012 diluted earnings per share target is based on the following key assumptions:

Comparable Net Bakery-Cafe Sales Growth

The Company now expects to be at the high-end of its previously targeted comparable net bakery-cafe sales growth range of 4.5% to 5.5% for fiscal 2012. This target assumes transaction growth of 0.5% to 1.0% and average check growth from mix of approximately 4.0% to 4.5% on average year-over-year pricing of approximately 3.0% and positive mix impact of 1.0% to 1.5%.

New Unit Development and AWS

The Company continues to expect approximately 115-120 system-wide new unit openings in fiscal 2012. The average weekly net sales performance for new Company-owned units remains at $40,000 to $42,000 for fiscal 2012.

Operating Margin Improvement

For fiscal 2012, the Company is expecting operating margin to be 25 to 75 basis points favorable to fiscal 2011.

Concluding Comment

Bill Moreton, President and Co-CEO commented, "We are very pleased with both our strong 7.5% comparable store sales growth and 28% earnings growth in the first quarter. This marks the eighth out of the last nine quarters that our earnings have grown at a rate of 20% or greater. The momentum from our strong first quarter results and our continued intense focus on investing in the quality of our food, people, and overall customer experience gives us the confidence to target full year fiscal 2012 earnings slightly above the high-end of our long-term range of 15% - 20% annual earnings growth."

Notes:

The Company will host a conference call that will be broadcast on the Internet at 7:30 A.M. Central Time on Wednesday, April 25, 2012 to discuss the first quarter of fiscal 2012 results, preliminary comparable net bakery-cafe sales results for the first 27 days of the second quarter of fiscal 2012 and earnings targets and business outlook for the second quarter and full year of fiscal 2012. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call will be made available for 14 days, and the release will be archived for one year.

We include in this release information on Company-owned, franchise-operated, and system-wide comparable net bakery-cafe sales percentages. Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Bakery-cafes and other restaurant or bakery-cafe concepts are included in the comparable net bakery-cafe sales percentages only if the Company or franchisee previously held or acquired a 100 percent ownership interest prior to the first day of the prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.

Comparable net bakery-cafe sales percentages are non-GAAP financial measures, which should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with Generally Accepted Accounting Principles, or GAAP, and may not be equivalent to comparable net bakery-cafe sales as defined or used by other companies.  The Company does not record franchise-operated net bakery-cafe sales as revenues. However, royalty revenues are calculated based on a percentage of franchise-operated net bakery-cafe sales, as reported by franchisees. The Company uses franchise-operated and net system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Franchise-operated and system-wide net sales information is useful in assessing consumer acceptance of the Company's brand, facilitates an understanding of its financial performance and the overall direction and trends of net sales and operating income, helps it appreciate the effectiveness of its advertising and marketing initiatives, to which its franchisees also contribute based on a percentage of their net sales, and provides information that is relevant for comparison within the industry.

About Panera Bread Company

Panera Bread Company owns and franchises 1,562 bakery-cafes as of March 27, 2012 under the Panera Bread®, Saint Louis Bread Co.®, and Paradise Bakery & Café® names. Our bakery-cafes are principally located in suburban, strip mall and regional mall locations. We feature high quality, reasonably priced food in a warm, inviting, and comfortable environment. With our identity rooted in handcrafted, fresh-baked, artisan bread, we are committed to providing great tasting, quality food that people can trust. Nearly all of our bakery-cafes have a menu highlighted by antibiotic-free chicken, whole grain bread, and select organic and all-natural ingredients, with zero grams of artificial trans fat per serving, which provide flavorful, wholesome offerings. Our menu includes a wide variety of year-round favorites complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Ontario, Canada, our customers enjoy our warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access. Our bakery-cafes routinely donate bread and baked goods to community organizations in need. Additional information is available on our website, http://www.panerabread.com.

Matters discussed in this news release and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, on our anticipated growth, operating results, plans, objectives, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe,” “positioned,” "estimate,” “project,” “target,” “plan,” “goal,” “assumption,” “continue,” “intend,” “expect,” “future,” “anticipate,” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended December 27, 2011 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Schedule I

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 27, 2012	March 29, 2011
Revenues:
Bakery-cafe sales, net	$439,215	$365,579
Franchise royalties and fees	24,822	22,582
Fresh dough and other product sales to franchisees	34,542	33,939
Total revenues	498,579	422,100
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$129,028	$106,209
Labor	133,827	114,050
Occupancy	31,108	26,773
Other operating expenses	57,516	47,327
Total bakery-cafe expenses	351,479	294,359
Fresh dough and other product cost of sales to franchisees	30,145	28,024
Depreciation and amortization	21,321	19,094
General and administrative expenses	26,667	26,671
Pre-opening expenses	1,611	978
Total costs and expenses	431,223	369,126
Operating profit	67,356	52,974
Interest expense	210	225
Other (income) expense, net	438	(804)
Income before income taxes	66,708	53,553
Income taxes	25,524	20,779
Net income	$41,184	$32,774

Earnings per common share:
Basic	$1.41	$1.10
Diluted	$1.40	$1.09
Weighted average shares of common and common equivalent shares outstanding:
Basic	29,183	29,845
Diluted	29,458	30,160

Other comprehensive income, net of tax:
Foreign currency translation adjustment	$(28)	$3
Other Comprehensive Income	(28)	3
Comprehensive Income	$41,156	$32,777

Schedule I (continued)

PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
MARGIN ANALYSIS
(unaudited)

The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company's consolidated statements of comprehensive income for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	March 27, 2012	March 29, 2011
Revenues:
Bakery-cafe sales, net	88.1%	86.6%
Franchise royalties and fees	5.0	5.3
Fresh dough and other product sales to franchisees	6.9	8.0
Total revenues	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.4%	29.1%
Labor	30.5	31.2
Occupancy	7.1	7.3
Other operating expenses	13.1	12.9
Total bakery-cafe expenses	80.0	80.5
Fresh dough and other product cost of sales to franchisees (2)	87.3	82.6
Depreciation and amortization	4.3	4.5
General and administrative expenses	5.3	6.3
Pre-opening expenses	0.3	0.2
Total costs and expenses	86.5	87.4
Operating profit	13.5	12.6
Interest expense	—	0.1
Other (income) expense, net	0.1	(0.2)
Income before income taxes	13.4	12.7
Income taxes	5.1	4.9
Net income	8.3%	7.8%

Other Comprehensive Income	—%	—%
Comprehensive Income	8.3%	7.8%

(1)    As a percentage of Company net bakery-cafe sales.

(2)    As a percentage of fresh dough and other product sales to franchisees.

PANERA BREAD COMPANY
Schedule II - Supplemental Sales and Bakery-Cafe Information

	System-Wide AWS
	2012[a]	2011	2010	2009	2008
AWS	$45,576	$44,313	$42,852	$39,926	$39,239

[a] Represents year-to-date system-wide average weekly sales ("AWS") at the end of the fiscal first quarter of 2012.

	2012 Company-Owned AWS By Year Opened					Year-Over-Year Change in Company-Owned AWS
	2012 Opens [b]	2011 Opens [b]	2010 Opens & Prior	2011 Acquisitions [d]	Total	2011 Opens [c]	2010 Opens & Prior	AWS Total
Bakery-Cafes	7	53	656	30	746
Q1 12	$51,331	$41,260	$45,758	$44,640	$45,426	-16.7%	7.7%	6.8%

[b] 2012 and 2011 Company-owned AWS excludes acquisition data.

[c] Change in Company-owned AWS in 2012 from 2011 compares 53 bakery-cafes in 2012 against eight bakery-cafes at the end of the fiscal first quarter of 2011.

[d] Represents 25 Panera bakery-cafes and five Paradise bakery-cafes.

	2012 Franchise-Operated AWS By Year Opened					Year-Over-Year Change in Franchise-Operated AWS
	2012 Opens [e]	2011 Opens [e]	2010 Opens & Prior	2011 Acquisitions [g]	Total	2011 Opens [f]	2010 Opens & Prior	AWS Total
Bakery-Cafes	15	59	740	2	816
Q1 12	$47,982	$40,141	$46,189	$22,888	$45,714	-11.8%	6.0%	4.9%

[e] 2012 and 2011 Franchise-operated AWS excludes acquisition data.

[f] Change in Franchise-operated AWS in 2012 from 2011 compares 59 bakery-cafes in 2012 against 11 bakery-cafes at the end of the fiscal first quarter of 2011.

[g] Represents two Paradise bakery-cafes.

	Bakery-Cafe Openings (excluding acquisitions)
	Company	Franchise	Total		Company	Franchise	Total
Q1 12	7	15	22	Q1 11	8	11	19
Q2 12				Q2 11	13	15	28
Q3 12				Q3 11	8	17	25
Q4 12				Q4 11	24	16	40
2012 YTD	7	15	22	2011 YTD	53	59	112

PANERA BREAD COMPANY
Schedule III - Comparable Net Bakery-Cafe Sales Information

	For the 4 weeks ended	For the 5 weeks ended	For the 4 weeks ended	For the 13 weeks ended
	January 24, 2012	February 28, 2012	March 27, 2012	March 27, 2012
Company-owned	6.8%	9.0%	6.5%	7.5%
Franchise-operated	5.5%	6.3%	3.4%	5.2%
System-wide	6.1%	7.6%	4.9%	6.3%

Company-owned comparable net bakery-cafe sales percentages are based on net sales from Company-owned bakery-cafes included in our base store bakery-cafes. Franchise-operated comparable net bakery-cafe sales percentages are based on net sales from franchised bakery-cafes, as reported by franchisees, that are included in our base store bakery-cafes.  Bakery-cafes and other restaurant or bakery-cafe concepts are included in the comparable net bakery-cafe sales percentages only if the Company or franchisee previously held or acquired a 100 percent ownership interest prior to the first day of the prior fiscal year.  Comparable net bakery-cafe sales exclude closed locations.